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                                                                     EXHIBIT 4.2


                               DEBENTURE AGREEMENT
                                   $1,000,000
                        FIXED INTEREST RATE SUBORDINATED
                      DEBENTURE WITH CONVERSION PRIVILEGES
                         AND CALL PROVISION WITH PREMIUM
                                UNIT CERTIFICATE

CERTIFICATE NO.
               -----

                              DUE FEBRUARY 1, 2001


Denver, Colorado                                               February 26, 1999

            After date and for value received, Horizontal Ventures, Inc., a Colorado corporation (hereinafter the "Company") promises to pay to the order of _______________at _____________________ the sum of __________ pursuant to the terms hereinafter set forth:

         1. SECURITIES PURCHASED. The Holder hereof has purchased as an investment for his own account units of the debenture (the "Units"), each Unit consisting of $25,000 and $5,000 minimum increments thereafter of the Company's $1,000,000 convertible debenture. Each Unit may be converted to shares of the Company's no par value common stock as set forth below.

         2. SENIOR DEBT. The Debenture shall have a preference in liquidation to all obligations except bank debt, purchase money debt which is secured by the property purchased and secured leases which it shall be subordinated to, plus any other indebtedness the subordination to which is agreed to by persons holding at least two thirds (2/3) of the outstanding debentures. Upon a liquidation, dissolution, bankruptcy or reorganization, or similar transaction by the company, the holders of the "senior debt" would be paid in full before payment would be made on the debenture.

         3. SECURITY. The convertible debenture is secured by the Company's limestone deposits located in southern Indiana, U.S.A. pursuant to that certain Deed of Trust executed by Horizontal Ventures, Inc dated February 26, 1999, and recorded in the records of the Clerk and Recorder of the County of Monroe as reception No. ______________ (the "Mortgage").

         4. CONVERSION. The convertible debenture holder may convert the debenture, including accrued interest, into the Company's no par value common stock at any time from August 1, 1999 until 5:00 p.m. E.S.T. on February 1, 2000 at the rate of $15 per share and thereafter until 5:00 p.m. E.S.T. on January 31, 2001 at the rate of $20 per share unless the Company shall earlier call the debenture pursuant to paragraph 7 of this Debenture Agreement. Should the holder elect to exercise his right to conversion, the Company shall pay any

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unconverted accrued interest on said debenture less any value of a dividend which has been declared but not paid on the dated of the exercise of the conversion rights.

         5. INTEREST. This debenture shall be subject to an annual interest rate of 15% per annum. The debenture is due in full including all principal and accrued interests on or before February 1, 2001. Any payments of principal and interest not paid when due shall bear interest at a default rate of 20% per annum until paid. Except for a failure to pay a "call" as set forth below, the remedy for which is a reversion to the rights and terms pursuant to this agreement.

         6. CALL PROVISION. At any time during the term of this Debenture the Company, at its sole option, may call the entire Debenture due or any portion thereof by paying the principal balance of the Debenture owing plus any accrued interest plus, under certain circumstances, a penalty as set forth hereinafter (the "Call Price"). Should a partial Call be made, the Company will make such Call on a pro rata basis per unit outstanding. The penalty shall be the difference, if any, between the total interest accrued and paid on the principal and 5% of the principal balance. By way of example only, if at the time of a call only 3 months have past and therefore only 3.75% interest on the principal had accrued, there would be a penalty of 1.25% so that the total return was 5% on principal. Once the Call Price is paid and upon the surrender of the original debenture by the holder, the Company will reissue debentures for the principal amount not called. Notice of the Call shall be given to each Unit holder at least 30 days prior to the date of payment. Notwithstanding anything to the contrary in Section 4 hereof, each Unit Holder shall have the right to convert the Units of debenture being called including interest on or before the date for payment of the Call Price as set forth in the written notice. Upon conversion, a Unit Holders right to payment of the Call Price shall cease.

         7. CONVERSION RIGHTS. In addition to the conversion rights discussed in paragraphs 4 and 7 above, the holder shall have the following rights:

            a. Should the Holder elect to exercise his right to conversion, the corporation shall pay in cash upon delivery of the stock certificate any accrued interest on said debenture less any value of a dividend which has been declared but not paid on the date of the election to convert.

            b. The Company represents and warrants that at the time of making this Debenture Agreement it has sufficient authorized but unissued no par value common stock available to satisfy its obligations pursuant to all rights of conversion granted hereby and the Company agrees to reserve sufficient common stock during the conversion term of this debenture to provide for the conversion of this debenture. Should the Company at any time during the conversion period have a capital reorganization, merger, consolidation, stock swap or sell substantially all of its assets to any person or corporation, then as part of such merger, consolidation or sale, provision shall be made for the conversion rights to be adjusted in such a manner as to provide for the protection of said rights so as to permit the conversion in as nearly equivalent a manner as set forth herein as is possible. The Company shall reserve for issuance


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upon conversion sufficient, equivalent recapitalized equity to meet its obligations hereunder during the entire conversion period.

            c. Upon presentation to the Company at the notice address of (1) a letter requesting conversion, (2) the Conversion Agreement, which is Exhibit A attached hereto and which provides for the cancellation of the Units upon issuance of the common stock, and (3) the original Debenture Agreement all duly executed; the Company shall within 5 business days issue a certificate for the appropriate number of shares and send said certificate to the holder postage prepaid, registered mail, return receipt or any other manner agreed to by the holder and the Company.

            d. All shares of common stock or other securities delivered upon the exercise of the rights of conversion shall be validly issued, fully paid and non-assessable.

            e. Irrespective of the date of issuance and delivery of a certificate or certificates for any shares of common stock issuable upon the exercise of conversion rights, each person (including a corporation) in whose name any such certificate or certificates is to be issued will for all purposes be deemed to have become the holder of record of the common stock, the securities, and/or property represented thereby on the date on which a duly executed notice of exercise of conversion rights and the canceled underlying Debenture is delivered to the Company.

            f. The holder is not, by virtue of ownership of the Units of this convertible debenture, entitled to any rights whatsoever as a stockholder of the Company.

         8. ANTI-DILUTION PROVISION/ADJUSTMENTS FOR CHANGE IN CAPITALIZATION. At the execution of this Debenture Agreement each debenture Unit may be converted by the Unit of the debenture into the Company's no par value common stock at any time from August 1, 1999 until 5:00 p.m. February 1, 2000 at the rate of $15 per share and thereafter until 5:00 p.m. on February 1, 2001 at the rate of $20 per share. This conversion ratio is to be adjusted upon the occurrence of any Extraordinary Common Stock Event as defined below for which the Company does not receive fair value or compensation therefor in money, services, or property or upon the occurrence of certain other events. The conversion price shall be adjusted by multiplying the then effective conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of common stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the new conversion ratio. The conversion price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. "Extraordinary Common Stock Events" shall mean (i) the uncompleted issuance of additional shares of common stock as a dividend or other distribution on outstanding common stock, (ii) the subdivision of outstanding shares of common stock into a greater number of shares of common stock, or (iii) the combination of outstanding shares of common stock into a smaller number of shares of common stock.


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            Upon the occurrence of each adjustment or readjustment of the conversion price, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. Each such certificate shall be certified by the Chief Financial Officer or Chairman of the Company. The Company shall, upon written request at any time of the holder, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the conversion ratio, as applicable, at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the exercise of conversion rights.

         9. DEFAULT. Upon a default by the Company the Unit Holders owning not less than 66 2/3% of the debenture Units may commence foreclosure of the Mortgage given as collateral and seek such other remedy as may be appropriate. Waiver of a default shall not act as an estoppel for future action by Unit Holders nor otherwise justify further waiver for subsequent acts of default.

         10. RESTRICTED SECURITIES/RESTRICTIONS ON ASSIGNMENTS. The undersigned holder acknowledges that he understands that the securities represented by this Convertible Debenture have not been registered pursuant to the Securities Act of 1933 or pursuant to the laws of the State of Colorado or any other state and that the Company is relying on exemptions from registration of theses securities. Each debenture, and common share which may be issued as a result of the conversion of the debenture shall be imprinted with a restrictive legend as follows:

             "This Debenture (Common Stock) and the rights hereunder have not been registered or qualified under federal or state securities laws. This Debenture (Common Stock) may not be assigned unless so registered or qualified or unless an exemption exists, the availability of which is to be established by issuer's counsel at the holder's expense; provided, however, if the proposed assignment is made to a person or entity outside of the United States or Canada, and not for the benefit of or to any U.S. or Canadian person, the establishment by issuer's counsel of the availability of an exemption from registration shall not be necessary for the holder to make such assignment in the absence of a change of law or regulation which would then require proof of exemption or registration of such transaction. The assignee under any such assignment shall be likewise subject to the terms of this restriction upon any proposed assignment or transfer."

         The undersigned holder hereof further acknowledges that he is purchasing this debenture as an investment for his own account and not with an eye to reselling.

         11. REGISTRATION RIGHTS. The Company agrees to file a registration statement on whatever form is available to it to register the common shares underlying the conversion privileges granted herein on one occasion upon receipt of demand for registration executed by


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holders of not less than 50% of the Debenture being issued hereby. Upon receipt of appropriate demand, the Company will use its best efforts to have said registration statement filed within 60 days of the demand and will use its best efforts to have said registration statement declared effective at the earliest practicable date.

         12. AMENDMENT. Neither this debenture or any term thereof may be changed, waived, discharged or terminated orally or in writing except that any term of this debenture may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (and only with) the written consent of the holders of at lease 66 2/3% in principal amount of the debentures at the time then outstanding, provided that no such amendment or waiver shall, without the written consent of all the holders of the debentures at the time then outstanding (a) change the amount or time of any payment or prepayment of any debenture or any part thereof, or of any premium or interest thereon, or (b) reduce the percentage of the principal amount of the debentures the holders of which are required to consent to any amendment or waiver pursuant to this paragraph.

         12. NOTICES. All notices and communications to any party to this debenture shall be in writing and sent to the Company and to the holder at the address set forth below the holder's signature or at such other place as may be designated in writing by either party hereto. All notices to overseas addresses shall be by telex or DHL overnight with confirmation of receipt required.

         13. GENERAL.

            a. This debenture is being delivered and is intended to be performed in the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of such State. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto whether so expressed or not, and in particular shall insure to the benefit of and be enforceable by any holder or holders at the time of the debentures. This Agreement embodies the entire convertible debenture agreement and understanding between the undersigned holder and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

            b. The undersigned holder acknowledges that no promises or guarantees have been made to him concerning the total amount of debentures which may be issued.

            c. The Company may not consolidate or merge, or transfer or lease all or substantially all of its assets to another corporation unless the other entity assumes in writing all of the obligations of the Company under the debentures, and that in the case of a transfer or lease or assets, although the successor assumes the obligations in writing, the Company shall not be released from its obligations to pay principal or interest on the debentures.


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            d. Interest is payable on the debenture from the date of acceptance by the Company which date shall not exceed 2 business days from receipt of the Subscription Agreement with funds.

         If you agree to the foregoing terms of the Convertible Debenture, please sign the form in the place provided for the "Holder" and print or type your full name, address, telephone number and social security number and execute the attached subscription agreement. No debenture will be accepted without an executed subscription agreement and payment in full which shall not be refundable.

            DATED this ______ day of February, 1999.

HORIZONTAL VENTURES, INC.                 ATTEST:



By
     -------------------------------      --------------------------------
     Randeep S. Grewal, Chairman and      Secretary
       Chief Executive Officer
     630 Fifth Avenue, Suite 1501
     New York, NY 10111
     Fax (212) 218-4670


         The foregoing debenture with attached warrant is hereby agreed to as of the date hereof.






                                    HOLDER:


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                                   EXHIBIT "A"

     (ATTACHED TO THE CONVERTIBLE DEBENTURE DATED _________________________)

                              CONVERSION AGREEMENT

To:                                                           Dated:
                                                                     ----------

         The undersigned, pursuant to the Conversion Rights set forth in the attached Unit of Debenture (Certificate No. _____), hereby agrees to subscribe for and purchase ______ shares of the common stock covered by such Unit of Debenture and makes payment herewith in full therefor by assigning the attached Unit of Debenture to the Company thereby canceling said debt.


                                       Signature:
                                                  -----------------------------

                                                  -----------------------------

                                       Addresses:

                                                  -----------------------------

                                                  -----------------------------


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                             ASSIGNMENT OF DEBENTURE

FOR VALUE RECEIVED, __________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Unit of Debenture (Certificate No. _______) with respect to the number of Units of the debenture thereby set forth below, unto:



NAME OF ASSIGNEE                   ADDRESS                        NO. OF UNITS
----------------                   -------                        ------------






Dated:                                     Signature
      ---------------                                ---------------------------

                                                     ---------------------------
                                           Witness:
                                                    ----------------------------


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